UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 30, 2011

DEHAIER MEDICAL SYSTEMS LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34661	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 908, East Plaza
No. 15 West 4th Ring North Road
Haidian District, Beijing
People’s Republic of China 100195
 (Address of principal executive offices)
Registrant’s telephone number, including area code: (8610) 5166-0080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Item 5.02(b)

Ms. Rita Liu has tendered her resignation as the Chief Financial Officer of Dehaier Medical Systems Limited (the “Company”), effective September 30, 2011. Ms. Liu resigned in order to pursue other professional opportunities, and not due to any disagreement with the Company.

Item 5.02(c)

Dehaier Medical announced that Aileen Qi, age 33, has been appointed interim Chief Financial Officer, effective October 1, 2011. Ms. Qi has served as senior financial manager at the Company for 8 years. Ms. Qi has consented to serve in this new position. There are no family relationships between Ms. Qi and any director, officer or nominee of the Company, and Ms. Qi’s appointment as interim Chief Financial Officer does not give rise to any related party transactions that require disclosure under Item 404(a) of Regulation S-K.

Ms. Qi is familiar with US GAAP and PRC GAAP reporting and has assisted Dehaier with the Company’s IPO and ongoing accounting reporting responsibilities. Prior to joining Dehaier, Ms. Qi served for three years as Financial Manager at Singapore Shoubiao Company Ltd. Ms. Qi earned dual degrees in accounting and finance at Renmin University in China.

Mr. Ping Chen, the Chief Executive Officer of the Company, stated, “During Rita’s time as our Chief Financial Officer and Principal Accounting Officer, she had helped the Company making the transition from a private company into a publicly traded company, and we are pleased she will remain as a director of our Company after her resignation. We thank her for the great value added to the Company and wish her all the best in the future. Meanwhile, our new interim CFO, Ms. Qi has been well prepared to take over the responsibilities. Together with our entire seasoned finance team in the Company, we are confident with Ms. Qi's ability and looking forward to her performance.”

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press release dated September 30, 2011 titled “Dehaier Medical Appoints Interim Chief Financial Officer.”

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEHAIER MEDICAL SYSTEMS LIMITED

By:	/s/ Ping Chen
Ping Chen
Chief Executive Officer

Dated:   September 30, 2011